Sub-Item 77K:      Changes in registrant's certifying accountant

     On May 26, 2004, the Fund's Audit Committee and Board of Directors selected Tait, Weller, Baker to replace McCurdy & Associates, CPA's, Inc. as the Fund's auditors for the fiscal year ending October 31, 2004

     On June 26, 2004, upon receipt of notice that Tait, Weller, Baker was selected as the Fund's auditor, McCurdy & Associates CPA's, Inc. resigned as independent auditors to the Fund. McCurdy's report on the Satuit Fund's financial statements for the fiscal year ended October 31, 2003 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years stated above, there were no disagreements with McCurdy & Associates CPA's, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of McCurdy & Associates CPA's, Inc. would have caused the Advisor to make reference to the subject matter of the disagreements in connection with its reports on the Fund's financial statements for such periods.

     Neither the Fund nor anyone on its behalf consulted with Tait, Weller, Baker on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph
(a)(1)(v) of said Item 304).


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June 28, 2004





Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

     We have read Sub-Item 77K included in the Form NSAR dated June 28, 2004, of the Satuit Fund with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,




McCurdy & Associates CPA's, Inc.
/s/ James T. McCurdy

By
James T. McCurdy